Exhibit 99.1

Synopsys and MoSys Announce Settlement of Litigation

MOUNTAIN VIEW, Calif., July 9 /PRNewswire-FirstCall/ -- Synopsys, Inc. (Nasdaq: SNPS - News) and Monolithic System Technology, Inc. (MoSys) (Nasdaq: MOSY - News) today announced the settlement of their litigation relating to the termination by Synopsys of the merger agreement dated February 23, 2004 between the parties. Under the terms of their settlement agreement, Synopsys and MoSys agreed to settle the merger termination lawsuit filed by MoSys without further liability or payment to one another, and MoSys agreed to dismiss its lawsuit.

The complete settlement agreement will be included as an exhibit to the Current Report on Form 8-K to be filed by each of Synopsys and MoSys with the Securities and Exchange Commission.

About Synopsys

Synopsys, Inc. is the world leader in EDA software for semiconductor design. The company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View, California, and has more than 60 offices located throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com.

Synopsys is a registered trademark of Synopsys, Inc. All other trademarks mentioned in this release are the intellectual property of their respective owners.